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                            [LETTERHEAD OF ECOMAT]


April 30, 1996

Mr. Craig R. Moss, Managing Director
GLOBAL ACCESS CORPORATION
333 Ludlow Street
Stamford, CT 06902


                  Re:  Franchise Rights

Dear Mr. Moss:

         We are entering into this letter of agreement, as Ecofranchising, Inc. ("ecomat"). ecomat has agreed to grant you an option for the development of ecomat laundry and cleaning facilities within the country of INDIA ("Territory"). ecomat has agreed for you to form an affiliate to be licensed, as a master franchisee of ecomat, to use ecomat's trademarks and service marks ("Marks") and its franchise system, to develop Industrial Cleaning Facilities ("Cleaning Facilities") in the Territory.

         This letter is intended to set our understanding of the major and important terms of the Master Franchise Agreement.

         1. Parties Territory; and Rights to be Granted. ecomat and an affiliate you form as the Master Franchisee ("Master Franchisee") intend to enter into a Master Franchise Agreement ("Agreement"). The Master Franchisee will be a newly formed legal entity, an off-shore company located in a mutually agreed upon country. ecomat will prepare the Agreement which will grant the Master Franchisee the right in the Territory to (a) establish and operate Cleaning Facilities, through affiliates of the Master Franchisee ("Affiliated Franchisees"), and (b) license other unaffiliated parties ("Unaffiliated Franchisees") to establish and operate Cleaning Facilities. (Affiliated Franchisees and Unaffiliated Franchisees are referred to as "FRANCHISEES".) Master Franchisee will also have the right to enter into a Development Agreement with Franchisees to develop Clusters of Industrial Cleaning Facilities, as defined in the Uniform Franchise Offering Circular, according to a development schedule. ecomat reserves the right to approve each Franchisee or Developer, and such approval will not be unreasonably withheld. An Affiliate is any legal entity controlling, controlled by, or under common control with, the Master Franchisee. Terms of the Franchise Agreement and Development Agreement will be based on ecomat's U.S. Agreements.

         2. Manual: Training: Site Selection.ecomat will loan to the Master Franchisee, the ecomat Manual used in the United States; Master Franchisee will translate and adapt the Manual for use in the Territory. ecomat will furnish training for up to six (6) employees of Master Franchisee in the United States, and such employees of Affiliated Franchisees as ecomat designates, at no charge.


         Training of any additional employees of Master Franchisee or any Affiliated Franchisee shall be at the then-current rate established for such training in the Manual. ecomat shall require training of Master Franchisee's employees in the United States until ecomat is satisfied that Master Franchisee can furnish all such training. The Master Franchisee and franchisee will bear all expenses related to the training of their employees in the United States. ecomat reserves the right to approve the site for each Industrial Cleaning Facility, based on such information as Master Franchisee furnishes to ecomat at its request, and reserves the right to inspect each site prior to such approval. Further, ecomat agrees that such approval shall not be unreasonably withheld. Each time ecomat elects to exercise this right, they agree to send a trained representative who is authorized to make such


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Moss, GLOBAL ACCESS CORP.,  April 30, 1996


approval to inspect the site within ten(10) days of notification. Costs for such approval trips will be at ecomat's sole expense.

         3. ecomat In-Country Assistance. Within the first 6 months after the date of the Agreement, ecomat will furnish to Master Franchisee in-country assistance for a minimum of 21 days, which may not be consecutive, at Master Franchisee's sole cost and expense. After the first 6 months from the Agreement, and for each subsequent twelve month period thereafter (upon Master Franchisee's request), ecomat will furnish a management person at least 5 work-days at Master Franchisee's expense. Any such additional assistance provided thereafter will be at the rate described in the ecomat operations manual ("Manual") plus expenses. ecomat will pay the salary and Master Franchisee will pay the reasonable living and travel expenses of ecomat's employees as described above.

         4. Territory: Development Schedule/Term/Exclusivity. The Territory will consist of the country of INDIA. 60 Industrial Cleaning Facilities shall be opened and operating, either by Affiliated Franchisees or Unaffiliated Franchisees. Affiliated Franchisees only shall have the right to open the first two (2) Industrial Cleaning Facilities within the first year of the Agreement. Thereafter, Industrial Cleaning Facilities shall be opened and operated by either Affiliated Franchisees or Unaffiliated Franchisees according to the following minimum development schedule which lists the cumulative total number of Facilities to be open and operating at the end of each year.


--------------------------- ------- ------ ------- ------- ------- -----------
                             Year   Year    Year    Year    Year     Country
                              1       2      3       4       5        Total
--------------------------- ------- ------ ------- ------- ------- -----------
   Industrial Cleaning        2       4      18      18      18         60
        Facilities
--------------------------- ------- ------ ------- ------- ------- -----------
--------------------------- ------- ------ ------- ------- ------- -----------
     Cumulative Total         2       6      24      42      60         60
--------------------------- ------- ------ ------- ------- ------- -----------



         The Agreement will end when the last Franchise Agreement executed pursuant to the development schedule expires or terminates. Each Franchise Agreement shall consist of an initial term of ten years and 3 renewal terms of 5 years each.

         ecomat will not establish or operate, nor license any other party to establish or operate ecomat Cleaning Facilities in the territory until the end of the Development Schedule as long as Master Franchisee is in compliance with the development schedule.

         Thirty-six months after the Agreement ecomat shall have the right to repurchase the franchise rights in the Territory if Master Franchisee has not met the Development Schedule by subtracting a dollar amount as credit from the original franchise fee paid. This number will be developed by multiplying the master franchisee fee by a fraction, the numerator of which will be the number of units opened and operating and the denominator of which will be the total number of units under the agreement in the table above.

         5. Fee. The fees that the Master Franchisee will be required to pay ecomat are:

                  (a) a Ten Dollar $10 (US) deposit, receipt of which is hereby acknowledged. This fee is non-refundable. The deposit shall be credited to the master franchise fee payable under 5(b)(i), below.

                  (b)      Under the Agreement:

                           i) a non-refundable Master Franchise Fee of Sixty
Thousand Dollars $60,000 (US) (with a credit for the deposit), which Master Franchisee will pay to ecomat upon execution of the Agreement

                           ii) an ongoing, monthly royalty fee in the amount of
twenty-five percent (25%) of the Master Franchisee's gross receipts consisting of revenue from those Industrial Cleaning Facilities operated by the Affiliated Franchisees in the Territory including:

                                     a) any franchise fees charged to each
Unaffiliated Franchisee for any Industrial Cleaning Facility opened,

                                     b) any Development Fees charged to each
Unaffiliated Developers,

                                     c) any and all royalties collected from
Unaffiliated Franchisees.


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Moss, GLOBAL ACCESS CORP.,  April 30, 1996




                           iii) there will be no initial franchise fee payable
to ecomat for Cleaning Facilities established by Affiliated Franchisees and thus not included in the Gross Revenue calculation.

                           iv) Affiliated Franchisees and Unaffiliated
Franchisees must expend a minimum of three percent (3%) of Gross Sales of each Cleaning Facility on local advertising. ecomat reserves the right to require the Master Franchisee to pay ecomat a mutually agreed upon share of advertising costs incurred in using the Internet or other electronic media in the Territory in the future.

                           v) All fees will be paid net any withholding taxes
imposed by any country in the Territory.


         6. Marks. ecomat will apply for trademark protection for the ecomat mark(s) in INDIA. You and your affiliates agree:

                  (a) not to seek to register any trademark or service mark using the words "ecomat" or any ecomat logos in the Territory or any other country at any time, and

                  (b) to assign ecomat any applications for such marks which may have been made prior to execution of this letter.

         7. Advertising/Software/Equipment. ecomat reserves the right to approve all advertising campaigns. Master Franchisee will have the right to establish advertising cooperatives within the Territory. Master Franchisee and Franchisees must use ecomat's computer software. All cleaning equipment used must be in accordance with ecomat's standards and specifications.

         8. Feasibility Study and Timing. Master Franchisee agrees to use his best efforts to prepare, within 150 days from the date of this letter, a feasibility study for the business contemplated hereunder and to provide a copy of the study to ecomat promptly upon its completion. ecomat and the Master Franchisee agree to use their best efforts to execute a Master Franchise Agreement within 180 days of the date of this letter and at that date, this exclusive option will expire.

                  Kindly indicate your agreement to the terms of this letter below. Please sign both copies and return one to us.


/s/ Diane Weiser                          /s/ Craig R. Moss
-------------------------------------     -------------------------------------
Diane Weiser                     date     Craig R. Moss                    date
Ecofranchising, Inc.                      GLOBAL ACCESS CORPORATION

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